Exhibit 99.1

PHARMACEUTICAL AND BIOTECHNOLOGY PATENT EXPERT JOHN DOLL JOINS VIROPRO BOARD

Doll was former Acting Under Secretary of Commerce for Intellectual Property and Acting Commissioner of the United States Patent and Trademark Office

FEBRUARY 11, 2016, SAN JOSE, CA. – Viropro, Inc. (OTCBB: VPRO), which has previously announced it will be changing its name to Axxiom, today announced that John Doll has agreed to join its Board of Directors effective immediately.

John Doll retired in October 2009 as Acting Under Secretary of Commerce for Intellectual Property and Acting Director of the United States Patent and Trademark Office (USPTO), where he was responsible for advising the President, the Secretary of Commerce and the Administration about all intellectual property matters. John began his career at USPTO in 1974 as an assistant examiner, and progressed to be Director of Patent Examination responsible for all patent examination issues in the chemistry, chemical engineering, pharmaceutical, biotechnology and design art areas. Before that he was Supervisory Patent Examiner, having examined and supervised the examination of patent applications encompassing pharmaceuticals, herbicides, pesticides, dyestuffs, inorganic chemistry, hydrometallurgy, zeolite catalysts, buckministerfullerenes, proteins, and peptides. “We are delighted and honored to have someone of John’s stature, as a former commissioner of the United States Patent Office, join our Board,” said Dr. Ken Sorensen, Viropro Chairman of the Board. “His decades of experience as a career patent official who rose through the ranks to become the Head of the Office, and his leadership during some of the most formidable changes in the landscape of US and international patent law, will be invaluable to help guide the transformation of Viropro as we continue our efforts to build a world-class company.”

During his time at the USPTO, John won numerous awards for the implementation of the Patent Application Location and Monitoring (PALM) system, the development and implementation of the automated examiner Office Action tools, for establishing the Biotechnology Customer Partnership, and for the implementation of the Image File Wrapper system. “I am excited to join the Board of Viropro as we create a diversified life sciences company focusing on the development of high value therapeutic drugs and services,” Doll said.

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to execute the company’s future plans.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, visit www.viropro.net / CONTACT: Viropro Public Relations (info@viropro.net).